As filed with the Securities and Exchange Commission on August 28, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	63-0589368
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Fifth Avenue North Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)

AmSouth Bancorporation 2006 Long Term Incentive Compensation Plan;

AmSouth Bancorporation 1996 Long Term Incentive Compensation Plan;

First American Corporation 1999 Broad-Based Employee Stock Option Plan;

Deposit Guaranty Corporation Long Term Incentive Plans;

First American Corporation 1991 Employee Stock Incentive Plan;

AmSouth Bancorporation Amended and Restated 1991 Employee Stock Incentive Plan;

AmSouth Bancorporation Stock Option Plan for Outside Directors;

Regions Financial Corporation 401(k) Plan (formerly named AmSouth Bancorporation Thrift Plan);

AmSouth Bancorporation Deferred Compensation Plan and Amended and Restated Deferred Compensation Plan for Directors of AmSouth Bancorporation;

AmSouth Bancorporation Employee Stock Purchase Plan

(Full title of the plans)

John D. Buchanan

Senior Executive Vice President, General Counsel and Corporate Secretary

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

(Name and address of agent for service)

(205) 326-4977

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01	80,000,000	$5.75	$460,000,000	$25,668

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(2)	Pursuant to Rule 457(c), the registration fee is calculated based upon the average of the high and low price of Common Stock of Regions Financial Corporation (“Regions”) on August 21, 2009.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (“Registration Statement”) incorporates by reference the contents and information set forth in the Registration Statement on Form S-8 (File No. 333-135732) filed with the Securities and Exchange Commission on November 6, 2006, pursuant to which the Registrant registered 48,283,686 shares of the Company’s common stock in connection with various employee benefit plans assumed by the Registrant, or to which the Registrant succeeded, by virtue of the merger of AmSouth Bancorporation with and into the Registrant, including the plans listed on the facing page hereof (the “Plans”). This incorporation is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plans.

Additional shares are being registered such that the total number of shares registered will accommodate future share distributions of under the Plans as well as volitional and nonvolitional transactions in the common stock fund that is a component of the Regions Financial Corporation 401(k) Plan (formerly named AmSouth Bancorporation Thrift Plan). There is no increase in the number of newly-issued shares or treasury shares that may be issued pursuant to the Plans or in the number of shares or share equivalents eligible for future grants under the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows Regions to incorporate by reference the information that Regions discloses in its filings with the SEC. Incorporation by reference means that Regions can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Regions files with the SEC will automatically update and supersede this information. The following documents previously filed by Regions with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as amended on Form 10-Q/A on May 13, 2009 and on Form 10-Q/A on June 9, 2009.

Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

Current Reports on Form 8-K filed on February 27, 2009, March 2, 2009, April 16, 2009 (reporting on Items 8.01 and 9.01), April 22, 2009, May 7, 2009, May 20, 2009, May 27, 2009, June 9, 2009, June 17, 2009, June 18, 2009 (reporting on Items 8.01 and 9.01), June 24, 2009, July 15, 2009, and July 22, 2009 (other than the portions of those documents not deemed to be filed).

The description of Regions’ Common Stock contained in Registration Statement on Form S-4 (File No. 333-135732) under the heading “Description of Regions Capital Stock”, including any subsequent amendment or any report filed for the purpose of updating that description.

Any document filed by Regions pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

An opinion on the legality of the shares that are the subject of this registration statement is given by Adams and Reese LLP, 2100 3rd Avenue North, Suite 1100, Birmingham, Alabama, 35203. Samuel W. Bartholomew, partner in the firm, is a director of Regions.

Item 8.	Exhibits.

3.1	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to Form 10-Q Quarterly Report filed by registrant on August 3, 2007.

3.2	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to Exhibit 3.1 to Form 8-K Current Report filed by registrant on November 18, 2008.

3.3	Certificate of Designations for 10% Mandatory Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to Form 8-K Current Report filed by registrant on May 27, 2009.

3.4	Bylaws as restated, incorporated by reference to Exhibit 3.2 to Form 8-K Current Report filed by registrant on April 17, 2008.

5.1	Opinion of Adams and Reese LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Adams and Reese LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney. *

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the Regions Financial Corporation 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on August 28, 2009.

REGIONS FINANCIAL CORPORATION

By	/s/ C. Dowd Ritter
C. Dowd Ritter
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. Dowd Ritter C. Dowd Ritter	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2009

/s/ O.B. Grayson Hall, Jr. O.B. Grayson Hall, Jr.	Vice Chairman, Head of General Banking Group and Director	August 28, 2009

/s/ Irene M. Esteves Irene M. Esteves	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 28, 2009

/s/ Hardie B. Kimbrough, Jr. Hardie B. Kimbrough, Jr.	Executive Vice President and Controller (Principal Accounting Officer)	August 28, 2009

* Samuel W. Bartholomew, Jr.	Director	August 28, 2009

* George W. Bryan	Director	August 28, 2009

* David J. Cooper, Sr.	Director	August 28, 2009

* Ernest W. Deavenport, Jr.	Director	August 28, 2009

* Don DeFosset	Director	August 28, 2009

* James R. Malone	Director	August 28, 2009

* Susan W. Matlock	Director	August 28, 2009

* John E. Maupin, Jr.	Director	August 28, 2009

* Charles D. McCrary	Director	August 28, 2009

* Claude B. Nielsen	Director	August 28, 2009

* John R. Roberts	Director	August 28, 2009

* Lee J. Styslinger III	Director	August 28, 2009

*	John D. Buchanan, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ John D. Buchanan
John D. Buchanan
Attorney in Fact